Exhibit 99.1

BOE Financial Services of Virginia, Inc. Declares Increased Dividend

TAPPAHANNOCK, Va., May 29 /PRNewswire-FirstCall/ — BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT—News), announced today that on May 24, 2007 the Board of Directors declared a quarterly dividend of $0.20 per share. The dividend will be paid on June 29, 2007 to shareholders of record June 14, 2007.

This represents the second dividend declaration since a change in policy was enacted by the Board of Directors from semiannual to quarterly dividend payments to more accurately match the timing of dividend payments made by other publicly traded stocks on NASDAQ.

The $0.20 dividend represents a 5.3% increase over the $0.19 rate paid on March 30, 2007 and a $0.80 dividend on an annualized basis.

BOE Financial Services of Virginia, Inc. is the parent company of Bank of Essex, a $282 million community bank with its headquarters and two offices in Tappahannock, Virginia and additional offices in King William, Hanover and Henrico counties.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer at (804)-443-4343.